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                                                                    EXHIBIT 2

                                                            EXECUTION VERSION






                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                               SEPTEMBER 29, 1999

                                      AMONG

                        PARAGON CORPORATE HOLDINGS INC.,

                             MULTI ACQUISITION CORP.

                                       AND

                               MULTIGRAPHICS, INC.


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                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") dated as of September 29, 1999 among Multigraphics, Inc., a Delaware corporation (the "COMPANY"), Paragon Corporate Holdings Inc., a Delaware corporation or its designated affiliate ("BUYER"), and Multi Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (the "MERGER SUBSIDIARY").

                  The parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  Section 1.1 THE MERGER. On and subject to the terms and conditions of this Agreement and in accordance with Delaware Law, the Merger Subsidiary will merge with and into the Company (the "MERGER") at the Effective Time (as hereinafter defined). The Company shall be the corporation surviving the Merger (the "SURVIVING CORPORATION").

                  Section 1.2       EFFECT OF THE MERGER.

                  (a) GENERAL. The Merger shall become effective at the time (the "EFFECTIVE TIME") the Secretary of State of the State of Delaware certifies that the Certificate of Merger has been filed following ratification and approval of the Merger by stockholders of the Company in accordance with the Delaware General Corporation Law ("DELAWARE LAW"). The Merger shall have the effect set forth in the Delaware Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or the Merger Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (b) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time, until amended in accordance with applicable law.

                  (c) BYLAWS. The Bylaws of the Surviving Corporation shall be the Bylaws of the Company immediately prior to the Effective Time.

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                  (d) DIRECTORS AND OFFICERS. The directors and officers of the
Surviving Corporation as of the Effective Time shall be as set forth on EXHIBIT
A.

                  (e) CONVERSION OF COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Merger Subsidiary, the Company, or the holder of any of the following securities:

                           (i) each share (a "SHARE") of common stock of the
                  Company, $0.025 par value per share (the "COMMON STOCK"), other than Common Stock owned of record by the Buyer or the Merger Subsidiary, issued and outstanding immediately prior to the Effective Time shall cease to be an issued and outstanding Share of Common Stock and shall become and shall be converted into a right to receive $1.25 per Share in cash, without interest as provided in Section 1.3, subject to adjustment pursuant to Section 1.5;

                           (ii) each option and warrant to purchase Common Stock
                  from the Company outstanding at the Effective Time ("COMPANY OPTION") shall cease to be an issued and existing Company Option and shall become and be converted into a right to receive, upon demand and without regard to whether such Company Options would then be exercisable at the Effective Time in the absence of consummation of the Merger, an amount of cash equal to the difference, if positive, between $1.25 per share issuable upon exercise less the applicable exercise price per share of such Company Option multiplied by the number of shares of Common Stock which the holder of such Company Option would have received had such Company Option been fully exercised on the Effective Date;

                           (iii) each treasury share and each Share of Common
                  Stock held of record by the Merger Subsidiary shall be cancelled and retired and no portion of the Merger Consideration shall be allocable thereto; and

                           (iv) each Share of Common Stock held of record by the
                  Buyer shall be cancelled and retired and no portion of the Merger Consideration shall be allocable thereto.

The amounts to be paid pursuant to paragraphs (i) and (ii) above are referred to herein as the "MERGER CONSIDERATION."

                  (f) CONVERSION OF CAPITAL STOCK OF THE MERGER SUBSIDIARY. At and as of the Effective Time, each share of common stock, no par value per share, of the Merger

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Subsidiary shall be converted into one share of common stock of the Surviving
Corporation.

                  (g) SHARES OF DISSENTING STOCKHOLDERS. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "DISSENTING STOCKHOLDER") who objects to the Merger and complies with all the provisions of Delaware Law concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("DISSENTING SHARES") shall not be converted as described in Section 1.2(e)(i), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the Delaware Law. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to Delaware Law, his Shares shall be deemed to be converted as of the Effective Time into the right to receive $1.25 per Share as provided in Section 1.2(e)(i). The Company shall give Buyer (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Buyer, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                  Section 1.3       PROCEDURE FOR PAYMENT.

                  (a) Prior to the Effective Time, Buyer shall appoint an agent (the "PAYING AGENT") for the purpose of receiving certificates representing Shares and paying the Merger Consideration. Buyer will make available to the Paying Agent, in such amounts as may be needed from time to time, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Buyer will send, or will cause the Paying Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Paying Agent) and instructions for use in effecting the surrender of certificate in exchange for the Merger Consideration.

                  (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Paying Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. From and after the Effective Time, all Shares which have been so converted shall no longer be outstanding and shall automatically be canceled and retired, and each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

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                  (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                  (d) Promptly after the Effective Time, the Surviving Corporation shall mail a confirmation of the Merger and an additional Letter of Transmittal to each record holder of outstanding Common Stock or Company Options who has not previously submitted a Letter of Transmittal.

                  Section 1.4 CLOSING OF TRANSFER RECORDS. At the Effective Time, the stock transfer book of the Company shall be closed and no further transfers of Common Stock shall be made on such stock transfer book or the stock transfer book of the Surviving Corporation.

                  Section 1.5 EQUITABLE PRICE ADJUSTMENT. If there shall be any option exercise, stock split, reverse stock split, stock dividend, merger or similar reorganization, recapitalization, reclassification or other transaction affecting generally the Common Stock of the Company, or any extraordinary or stock dividend paid on or with respect to the capital stock of the Company, then appropriate and equitable adjustments shall be made hereunder with respect to the Merger Consideration so that the aggregate relative rights and obligations of the parties hereto shall not be adversely affected by any such action.

                  Section 1.6 NECESSARY FURTHER ACTION. The Buyer, the Merger Subsidiary, and the Company each shall use all reasonable efforts to take all actions as may be necessary or appropriate in order to effectuate the Merger in accordance with the terms hereof as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, immunities and franchises of either or both of the Merger Subsidiary and the Surviving Corporation, then the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Merger Subsidiary and the Surviving Corporation to take all such actions.

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                                   ARTICLE II

                                   THE CLOSING

                  Section 2.1 THE CLOSING. The closing of the Merger (the "CLOSING") shall take place at the offices of Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Merger or such other date, time or place as the parties may mutually determine (the "CLOSING DATE"). The parties intend that the Closing shall occur on or before December 31, 1999.

                  Section 2.2 ACTIONS AT THE CLOSING. At the Closing the Company and the Merger Subsidiary shall deliver to the Secretary of State of the State of Delaware a Certificate of Merger (the "CERTIFICATE OF MERGER") in accordance with the Delaware Law.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to the Merger Subsidiary and the Buyer as of the date hereof and as of the Effective Time as follows:

                  Section 3.1 AUTHORITY. The Company has all requisite corporate power and authority, without the consent of any other Person, to execute and deliver this Agreement and the agreements and instruments to be delivered, subject to approval of the Merger by the requisite vote of the Company stockholders, immediately prior to the Effective Time, and to carry out the transactions contemplated hereby. All acts or proceedings required to be taken by the Company to authorize the execution and delivery of this Agreement by the Company and the performance by the Company in accordance with its obligations under this Agreement have been duly and properly taken (other than, with respect to the Merger, approval of the Merger by the requisite vote of the Company stockholders). The action of the Board of Directors of the Company in approving the Merger and this Agreement is sufficient to render the provisions of Section 203 of Delaware Law inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement.

                  Section 3.2 VALIDITY. This Agreement has been duly executed and delivered and (assuming the valid authorization, execution and delivery of this

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Agreement by the Buyer and the Merger Subsidiary) constitutes a lawful, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and by general equitable principles. Except for the items listed on Schedule 3.2, assuming all consents, approvals, authorizations and other actions described in this Section 3.2 have been obtained and all filings and obligations described in this Section 3.2 have been made, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other obligation of the Company or any Subsidiary (as defined in Section 3.4) and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the charter or by-laws of the Company or any Subsidiary, (b) any note, bond, indenture, contract, agreement, permit, license or other instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their assets is bound, (c) any order, writ, injunction, decree or judgment of any court or government agency, or (d) any law, rule or regulation applicable to the Company or any Subsidiary other than, in the case of clauses
(b), (c) or (d), any such liens, charges, encumbrances, accelerations, violations, conflicts, defaults or breaches that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. No approval, authorization, registration, consent, order or other action of or filing with any court, administrative agency or other government authority, is required for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its obligations hereunder, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), (ii) the filing of a Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the other transactions contemplated by this Agreement, (iv) filings with and approvals of the American Stock Exchange, Inc. and the Securities and Exchange Commission ("SEC") with respect to the delisting and deregistration of the Common Stock, and (v) such other approvals, authorizations, registrations, consents, orders, or other actions and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

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                  Section 3.3 DUE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry out the business in which it is engaged (the "BUSINESS"), except where the failure to have such rights, franchises and permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is duly licensed and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the nature of its business and the ownership, leasing or operation of its assets or the conduct of its business requires such qualification, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the financial condition, business, assets, results of operations, or future prospects of the Company and the Subsidiaries taken as a whole (a "MATERIAL ADVERSE EFFECT"). The Company has heretofore delivered to Buyer or its counsel true and complete copies of the Company's Articles of Incorporation and bylaws as currently in effect.

                  Section 3.4 SUBSIDIARIES. Except for the entities set forth on
Schedule 3.4 (the "SUBSIDIARIES"), the Company does not own stock or have any equity investment or other interest in, does not have the right or obligation to acquire any such interest, and does not control, directly or indirectly, any corporation, association, partnership, joint venture or other entity and has not had such an ownership or control relationship with any such entity. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry out the business in which it is engaged, except where the failure to be so organized, validly existing or in good standing or the failure to have such rights, franchises and permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each Subsidiary is duly licensed and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the nature of its business and the ownership, leasing or operation of its assets or the conduct of its business requires such qualification except where the effect of the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect. The authorized, issued and outstanding capital stock of each Subsidiary is set forth on Schedule 3.4. The Company owns all of the issued and outstanding capital stock or other equity of each Subsidiary and all such outstanding shares are fully paid and nonassessable.

                  Section 3.5 CAPITALIZATION. The entire authorized capital stock of the Company consists of 9,500,000 shares of Common Stock and 500,000 shares of preferred stock ("PREFERRED STOCK"). As of the date hereof, there are (and as of the Closing Date, there shall be) 2,845,691 shares of Common Stock issued and outstanding and no shares of the Company's Preferred Stock have been issued. All of the issued and outstanding

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shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive, subscription or other right of any person to acquire securities of the Company and constitute in the aggregate all of the issued and outstanding capital stock of all classes of the Company. Except as set forth in Schedule 3.5, there is no outstanding subscription, option, convertible or exchangeable security, preemptive right, warrant, call, agreement, arrangement or other right (other than this Agreement) relating to the Company's capital stock or the capital stock of any Subsidiary or other obligation or commitment of the Company or any Subsidiary to issue or transfer any shares of capital stock to which the Company or any of its Subsidiaries is a party or by which any of them is bound. There are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to the Company's capital stock or the capital stock of any Subsidiary to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Except as set forth in
Schedule 3.5 hereto, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, the Common Stock or the capital stock of any Subsidiary.

                  Section 3.6 TRANSACTIONS WITH AFFILIATES. Since July 31, 1998, there has not been any dividend declared or paid or other distribution of assets by the Company to its Stockholders or Affiliates except for intercompany transactions among the Company and wholly-owned Subsidiaries. Except as set forth in Schedule 3.6, no affiliate of the Company, directly or indirectly:

                  (a) owes any material debt to, or has any material equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer or supplier of the Company or any Subsidiary;

                  (b) has asserted any cause of action or other claim whatsoever against or owes any material amount to, or is owed any material amount by, the Company or any Subsidiary (other than amounts due to be paid in the ordinary course);

                  (c) has any material interest in or owns any property or right used in any material respect in the conduct of the Business; or

                  (d) is a party to any contract, lease, agreement, arrangement or commitment entered into with the Company or any Subsidiary or in connection with the Business except as contemplated by this Agreement.

                  Section 3.7       FINANCIAL STATEMENTS; PUBLIC REPORTS

                  (a) The audited financial statements of the Company for the fiscal years ended July 31, 1995, 1996, 1997 and 1998 and the unaudited financial statements of

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the Company for the quarterly periods ending October 31, 1998 and January 31, and April 30, 1999 set forth in Public Reports (as defined below) consisting of the Company's Annual Reports on Form 10-K for those years (the "AUDITED FINANCIAL STATEMENTS") and the Company's Quarterly Reports on Form 10-Q for those quarterly periods (the "UNAUDITED FINANCIAL STATEMENTS") (a) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (b) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of Unaudited Financial Statements, to the lack of footnotes thereto, to normal year-end audit adjustments and to any other adjustments described therein), and (c) were prepared in accordance with U.S. generally accepted accounting principles ("GAAP") (except as may be indicated in the notes thereto or, in the case of the Unaudited Financial Statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated, except for changes made in response to FASB bulletins as described in footnotes to the Audited Financial Statements. For purposes of this Agreement, "BALANCE SHEET" means the consolidated balance sheet of the Company as of April 30, 1999 set forth in Unaudited Financial Statements and "BALANCE SHEET DATE" means April 30, 1999.

                  (b) The Company has made all filings with the SEC that it has been required to make under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") and the Exchange Act (collectively the "PUBLIC REPORTS"). Each of the Public Reports at the time the same was filed with the SEC complied with the Securities Act and the Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained, and the Company Proxy Statement (as defined in Section 3.8) will not contain or, omit, as applicable, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to the Merger Subsidiary or its counsel a correct and complete copy of each Public Report (together with all material exhibits and schedules thereto and as amended to date) for the year ended July 31, 1998 and the interim periods through the date hereof.

                  Section 3.8       DISCLOSURE DOCUMENTS.

                  (a) The proxy statement of the Company (the "COMPANY PROXY STATEMENT") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

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                  (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Company Proxy Statement based on information supplied by Buyer or Merger Subsidiary specifically for inclusion or incorporation by reference therein.

                  Section 3.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in
Schedule 3.9, since the Balance Sheet Date, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

                  (a) any event, occurrence or development or state of circumstances or facts that has had or could reasonably be expected to have a Material Adverse Effect;

                  (b) any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

                  (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

                  (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

                  (e) any creation or assumption by the Company or any Subsidiary of any lien on any material asset other than in the ordinary course of business consistent with past practices;

                  (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

                  (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary

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which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

                  (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

                  (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles or in Regulation S-X promulgated under the Exchange Act;

                  (j) any tax election, other than those consistent with past practice, not required by law or any settlement or compromise of any tax liability in either case that is material to the Company and the Subsidiaries;

                  (k) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than any such increases payable to employees other than directors or officers in the ordinary course of business consistent with past practice or as part of a standard employment package to any person promoted or hired; or

                  (l) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

                  Section 3.10 NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities or obligations of the Company or any Subsidiary, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a

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liability or obligation, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than:

                  (a) liabilities or obligations disclosed or provided for in the Balance Sheet;

                  (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Company and the Subsidiaries, taken as a whole;

                  (c) liabilities or obligations under this Agreement or incurred in connection with the consummation of the transactions contemplated by this Agreement; and

                  (d)      the item disclosed on Schedule 3.10.

                  Section 3.11 LITIGATION. Except as disclosed in Schedule 3.11 or as set forth in the Company's annual report on Form 10-K for the fiscal year ended July 31, 1998 (the "MOST RECENT 10-K") or the Company's quarterly report on Form 10-Q for the three months ended April 30, 1999 (the "MOST RECENT 10-Q"), there is no action, suit, investigation or proceeding pending, or to the knowledge of the Company threatened, against or affecting the Company or any Subsidiary or any of their respective properties or any of their respective officers or directors in their capacity as officers or directors of the Company before any court or arbitrator or before or by any governmental body, agency or official as of the date hereof which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  Section 3.12 TAXES.  Except as set forth in Schedule
3.12:

                  (a) Each of the Company and its Subsidiaries (i) has filed all Tax Returns that it was required to file, except where failures to file such Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect, and has paid all Taxes shown to be due on such Tax Returns, (ii) all Tax Returns filed by each of the Company and its Subsidiaries are complete and accurate and disclose all Taxes required to be paid by each of the Company and its Subsidiaries for the periods covered thereby; except where failures to be complete and accurate and to disclose all Taxes would not, individually or in the aggregate, have a Material Adverse Effect, (iii) the Tax Returns referred to in clause (i) relating to income Taxes have been examined by the appropriate taxing authority (and the results of any such examination relating to taxable years commencing after 1992 have been disclosed in writing to Buyer) or the period for assessment of the Taxes in respect of such Tax Returns has expired;
(iv) there is no action, suit, investigation, audit, claim, or assessment pending or proposed or threatened in writing with respect to Taxes of the

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



Company or any Subsidiary; (v) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; and (vi) there are no liens for Taxes upon the assets of the Company or any Subsidiary, except relating to current taxes not yet due. No claim has ever been made in writing by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, except where such claim would not, individually or in the aggregate, have a Material Adverse Effect, nor to the knowledge of Seller is there any basis for such claim.

                  (b) Each of the Company and its Subsidiaries has withheld or collected all Taxes required to have been withheld or collected, and has paid on a timely basis all such Taxes that are due on or prior to the date hereof and, in the case of Taxes not yet due, has accrued, reserved against and entered such Taxes on the books of the Company, except where failures to withhold or collect and to pay or accrue, reserve against or enter on the books of the Company would not, individually, or in the aggregate, have a Material Adverse Effect.

                  (c) The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, agreed to or filed by any of the Company and its Subsidiaries since July 31, 1995.

                  (d) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

                  (e) None of the Company and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. Except for the agreements referred to in Schedule 3.9, none of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Company and its Subsidiaries is a party to any written Tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) has been a member of an affiliated group (as defined in Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (f)      For purposes of this Agreement:

                           "TAX" or "TAXES" means any federal, state, local,
or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.


                           "TAX RETURN" means any return, declaration, report,
claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  Section 3.13 COMPLIANCE WITH LAWS. Neither the Company nor any Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, including all applicable provisions of ERISA and all applicable Environmental Laws (each as hereinafter defined), except for any such violation that, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

                  Section 3.14 PATENTS AND OTHER PROPRIETARY RIGHTS. Except as disclosed in Schedule 3.14 and matters which, individually or in the aggregate, would not have a Material Adverse Effect, the Company and Subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of which the Company is aware that are necessary for its business as now conducted (collectively the "INTELLECTUAL PROPERTY RIGHTS"). To the best of the Company's knowledge, the Company and Subsidiaries have not and do not violate or infringe any intellectual property right of any other person or entity, and the Company and Subsidiaries have not received any communication alleging that it violates or infringes the intellectual property right of any other person or entity, except as disclosed in writing to Buyer prior to the date hereof and except for any such violations or infringements as would not, individually or in the aggregate, have a Material Adverse Effect. To the best of the Company's knowledge, since July 1, 1995, the Company and Subsidiaries have not been sued for infringing any intellectual property right of another entity or person.

                  Section 3.15      ENVIRONMENTAL MATTERS.

                  (a) Except as set forth in the Most Recent 10-K or the Most Recent 10-Q, since July 1, 1995:

                           (i) no notice, notification, demand, request for
                  information, citation, summons, complaint or order has been received by, or, to the knowledge of the Company, is pending or threatened by any Person against, the Company or any Subsidiary nor has any material penalty been assessed against the Company or any Subsidiary with respect to any (A) alleged violation of any Environmental Law or liability thereunder,
                  (B) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (C) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (D) discharge, emission or release of any Hazardous Substance except, in each case, for such matters as would not have a Material Adverse Effect; and

                           (ii) there are no Environmental Liabilities that have
                  had or could reasonably be expected to have a Material Adverse Effect.

                  (b) Except as disclosed in Schedule 3.15, since July 1, 1995, there has been no material environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company or any Subsidiary which has not been delivered to Buyer prior to the date hereof.

                  (c) For purposes of this Section 3.15, the following terms shall have the meanings set forth below:

                  "COMPANY" and "SUBSIDIARY" shall include any entity that is, in whole or in part, a predecessor of the Company or any Subsidiary;

                  "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, agreement or governmental restriction or requirement relating to human health, the environment or pollutants, contaminants, chemicals, toxins, hazardous substances or wastes;

                  "ENVIRONMENTAL LIABILITIES" means any and all liabilities of or relating to the Company and any Subsidiary, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time; and

                  "HAZARDOUS SUBSTANCES" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under Environmental Laws.

                  Section 3.16      EMPLOYEE BENEFITS.

                  (a) Schedule 3.16 lists each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that any of the Company and its Subsidiaries maintains or to which any of the Company and its Subsidiaries contributes or has any obligation to contribute (the "COMPANY PLANS"). Each Company Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws. Neither the Company nor any of its Subsidiaries has any material liability for failing to file or distribute any required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) with respect to each Company Plan. The requirements of part 6 of Title I of ERISA have been satisfied in all material respects with respect to each Company Plan that is an employee welfare benefit plan, as defined in Section 3(1) of ERISA. Each Company Plan intended to qualify under
Section 401(a) ET SEQ. of the Code satisfies, in all material respects, the requirements of a "qualified plan" under Code Section 401(a), has received a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and the Company is not aware of any facts or circumstances that could result in the revocation of such determination letter. The Company has made available to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each Company Plan.

                  (b) There are no actions, suits or claims pending (other than routine claims for benefits) with respect to any Company Plan that could result in material liability to the Company or its Subsidiaries. No prohibited transaction described in ERISA Section 406 or Code Section 4975 has occurred with respect to any Company Plan that could result in material liability to the Company or any of its Subsidiaries.

                  (c) None of the Company, its Subsidiaries, and the other members of the controlled group that includes the Company and its Subsidiaries contributes to, or has within the past six years contributed to or been required to contribute to any defined benefit pension plan or any multiemployer plan, as defined under ERISA (a "MULTIEMPLOYER PLAN") or has any liability (including withdrawal liability as defined in ERISA Section 4201) under any Multiemployer Plan.

                  (d) Except as set forth on SCHEDULE 3.16, None of the Company and its Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with part 6 of Title I of ERISA.

                  Section 3.17 FINDERS' FEES. Except for U.S Bancorp Piper Jaffray Inc., a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.


                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF THE
                           BUYER AND MERGER SUBSIDIARY

                  The Buyer and the Merger Subsidiary hereby jointly and severally represent and warrant to the Company as of the date of this Agreement and as of the Effective Time as follows:

                  Section 4.1 AUTHORITY. The Merger Subsidiary and the Buyer each have all requisite corporate power and authority, without the consent of any other Person, to execute and deliver this Agreement and the agreements to be delivered at the consummation of transactions contemplated after approval of the Merger by the requisite vote of Company stockholders and immediately prior to the Effective Time, and to carry out the transactions contemplated hereby and thereby. All corporate and other acts or proceedings required to be taken by the Merger Subsidiary and the Buyer to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken. The Buyer and the Merger Subsidiary have either sufficient cash resources or financing commitments necessary to fund the cash payments for all of the Shares, as contemplated by the Merger, and to pay all fees and expenses related to the transactions contemplated by this Agreement, and upon request of the Company's Board, will provide written evidence of such cash resource and/or financing commitments.

                  Section 4.2 VALIDITY. This Agreement has been duly executed and delivered and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a lawful, valid and legally binding obligations of the Merger Subsidiary and the Buyer, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and by general equitable principles. Assuming all consents, approvals, authorizations and other actions described in this Section 4.2 have been obtained and all filings and obligations described in this Section 4.2 have been made, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other obligation of the Merger Subsidiary or the Buyer and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the charter or By-laws of the Merger Subsidiary or the Buyer, (b) any note, bond, indenture, contract, agreement, permit, license or other instrument to which the Merger Subsidiary or the Buyer is a party or by which the Merger Subsidiary or the Buyer or any of its assets is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, rule or regulation applicable to the Merger Subsidiary or the Buyer other than, in the case of clauses (b), (c) or (d), any such liens, charges, encumbrances, accelerations, violations, conflicts, defaults or breaches that, individually or in the aggregate, would not prevent or materially delay the consummation of the Merger. No approval, authorization, registration, consent, order or other action of or filing with any court, administrative agency or other government authority, is required for the execution and delivery by the Buyer and the Merger Subsidiary of this Agreement or the consummation by Buyer and the Merger Subsidiary of the transactions contemplated hereby or the performance by Buyer and the Merger Subsidiary of their respective obligations hereunder, except for (i) in connection, or in compliance, with the provisions of the HSR Act, and the Exchange Act, (ii) the filing of a Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the other transactions contemplated by this Agreement, (iv) filings with and approvals of the American Stock Exchange, Inc. and the SEC with respect to the delisting and deregistration of the Common Stock, and (v) such other approvals, authorizations, registrations, consents, orders, or other actions and filings the failure of which to be obtained or made would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger.

                  Section 4.3 DUE ORGANIZATION. The Merger Subsidiary is a corporation organized and validly existing under the laws of the State of Delaware, and has full corporate power and authority to carry on the business in which it is engaged. The Buyer is a corporation validly existing under the laws of the State of Delaware and has full corporate power and authority to carry on the business in which it is engaged.

                  Section 4.4 DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by Buyer or Merger Subsidiary specifically for inclusion in the Company Proxy Statement will, at the time the Company Proxy Statement is first mailed to the Company's stockholders or at the time of the Company Stockholder Meeting (as defined in Section 5.2), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  Section 4.5 INTERIM OPERATIONS OF SUB. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                  Section 4.6 OWNERSHIP OF SHARES. As of the date of this Agreement, neither Buyer nor any of its affiliates is the record owner of, or has any beneficial interest in, any Shares.

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

                  Section 5.1 CONDUCT OF THE COMPANY. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees subject to the exception provided below. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer:

                   (a) the Company will not adopt or propose any change in its Certificate of Incorporation or bylaws;

                  (b) the Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person, other than purchases of materials or products in the ordinary course of business;

                  (c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

                  (d) the Company will not, and will not permit any Subsidiary to, settle or compromise any suit or claims or threatened suit or claim relating to the transactions contemplated hereby;

                   (e) the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing;

                   (f) the Company will not, and will not permit any Subsidiary to, take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time and the Company will promptly notify Buyer and Merger Subsidiary if it becomes aware that any representation or warranty hereunder is or has become inaccurate in any material respect;

                   (g) the Company will not enter into any agreement or commitment, or make or commit to make any capital expenditure, involving the payment individually in excess of $75,000 or in the aggregate in excess of $300,000.

                  Section 5.2 STOCKHOLDER MEETING; PROXY OR INFORMATIONAL MATERIAL. The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable following the date hereof for the purpose of voting on the approval and adoption of this Agreement. The Directors of the Company shall, except as may be required, in response to an unsolicited bona fide written Acquisition Proposal (as defined in Section 5.4), in order to comply with the fiduciary duties of the Board of Directors under applicable law as advised in writing by Company counsel, recommend approval and adoption of this Agreement by the Company's stockholders. In connection with such meeting, the Company (a) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (b) will use its best efforts to obtain the necessary approval by its stockholders of this Agreement and the transactions contemplated hereby and (c) will otherwise comply with all legal requirements applicable to such meeting. Buyer shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto. Buyer agrees to cause all Shares owned by Buyer or any subsidiary of Buyer to be voted in favor of the Merger.

                  Section 5.3 ACCESS TO INFORMATION. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which it shall use reasonable efforts to be released), from the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries and such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section 5.3, shall affect any representation or warranty given by the Company to Buyer hereunder. In no event shall the Company be required to supply to Buyer or its officers, employees, accountants, counsel and other representatives any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company which were received or conducted prior to the date hereof, except to the extent necessary for use in the Company Proxy Statement. Except as otherwise agreed to by the Company, until the Effective Time and notwithstanding termination of this Agreement, the terms of the Confidentiality Agreement dated as of August 26, 1999 (the "Confidentiality Agreement"), shall apply to all information about the Company that has been furnished under this Agreement by the Company to Buyer or Sub.

                  Section 5.4 OTHER OFFERS. From the date hereof until the termination hereof, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) except as may be required in response to an unsolicited bona fide written Acquisition Proposal in order to comply with the fiduciary duties of the Board of Directors under applicable law as advised by Company counsel, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person. The Company will promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the relevant Acquisition Proposal and set forth the material terms thereof) Buyer after (i) the Company has received any Acquisition Proposal, (ii) the Company has actual knowledge that any Person is considering making an Acquisition Proposal, or (iii) the Company has received any request for nonpublic information relating to the Company or any Subsidiary, or for access to the properties, books or records of the Company or any Subsidiary, by any Person that the Company has actual knowledge is considering making, or has made, an Acquisition Proposal. The Company will keep Buyer fully informed of the status and details of any such Acquisition Proposal or request. The Company shall not engage in negotiations with, or disclose any nonpublic information to, any such Person unless it receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement. The Company shall, and shall cause its Subsidiaries and the Company's directors, officers, employees, financial advisors and other agents or representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement. The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement or undertaking with respect to any Acquisition Proposal unless, as a condition precedent thereto or concurrently therewith, all amounts due and owing to Buyer by the Company under that certain Credit Facility and Security Agreement between Buyer and the Company dated of even date herewith (the "CREDIT AGREEMENT") are repaid in full by the Company or paid by a party to such Acquisition Proposal.


                                   ARTICLE VI

                     COVENANTS OF THE BUYER AND THE COMPANY

                  Section 6.1 CERTAIN FILINGS. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Proxy Statement, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other governmental body, agency or official)

                  Section 6.2 PUBLIC ANNOUNCEMENTS. Buyer and the Company will mutually agree before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or automated quotation system, will not issue any such press release or make any such public statement prior to such agreement.

                   Section 6.3 NOTICES OF CERTAIN EVENTS. The Company shall promptly notify Buyer, and Buyer shall promptly notify the Company, of:

                  (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (c) with respect only to the Company, any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or which relate to the consummation of the transactions contemplated by this Agreement; and

                  (d) any circumstance or condition that the Buyer or the Company, respectively, shall become aware of that makes any representation or warranty hereunder inaccurate in any material respect.

                  Section 6.4 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

                  Section 6.5 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or the Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or the Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                  Section 6.6 INDEMNIFICATION; DIRECTORS AND OFFICERS
INSURANCE.
                  (a) From and after the Effective Time, Buyer shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company (the "INDEMNIFIED PARTIES") to the same extent and in the same manner and subject to the same limits as such persons are indemnified as of the date of this Agreement by the Company pursuant to Delaware Law, the Company's Certificate of Incorporation or the Company's By-Laws for acts or omissions occurring at or prior to the Effective Time.

                  (b) Buyer shall cause the Surviving Corporation to provide, for an aggregate period of not less than three years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O INSURANCE") that is substantially similar to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 120% of the last annual premium paid prior to the date hereof but in such case shall purchase as much coverage as possible for such amount.

                  (c) Buyer hereby agrees that, effective at the Effective Time, Buyer will guarantee the obligations of the Surviving Corporation under Section 6.6(a) and (b).

                  (d) This Section 6.6 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Buyer, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Surviving Corporation.


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

                  Section 7.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Buyer and the Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

                   (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with such law;

                   (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; PROVIDED, HOWEVER, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; and

                   (c) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

         Section 7.2 CONDITIONS TO THE OBLIGATIONS OF BUYER AND MERGER SUBSIDIARY. The conditions to the obligations of Buyer and Merger Subsidiary to complete the Merger are as set forth on ANNEX I.


                                  ARTICLE VIII

                                   TERMINATION

                  Section 8.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

                  (a)      by mutual written consent of the Company and Buyer;

                  (b) by either the Company or Buyer, if Merger has not been consummated by March 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any condition to closing of the Merger or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under this Agreement by such party;

                  (c) by either the Company or Buyer, if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

                  (d) by Buyer, upon the occurrence of any Trigger Event described in clause (i) or (ii) of Section 9.4(b);

                  (e) by the Company, upon the occurrence of any Trigger Event described in clause (i)(A) of Section 9.4(b).

The party desiring to terminate this Agreement shall give written notice of such termination to the other party in accordance with Section 9.1.

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                  Section 8.2 EFFECT OF TERMINATION. If this Agreement is
terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that with respect to the last sentence of Section 5.3, Section 9.4, and this Section 8.2; PROVIDED, HOWEVER, that nothing herein shall relieve any party for liability for any breach hereof.


                                   ARTICLE IX

                                  MISCELLANEOUS

                   Section 9.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         if to Buyer or Merger Subsidiary to:

                           Paragon Corporate Holdings Inc.
                           7400 Caldwell Avenue
                           Niles, Illinois 60714
                           Attention: John H. Fountain
                                         Chairman

         with copies to:

                           David A. Zagore, Esq.
                           Squire, Sanders & Dempsey L.L.P.
                           4900 Key Tower
                           127 Public Square
                           Cleveland, Ohio 44114
                           Telephone: (216) 479-8500
                           Facsimile: (216) 479-8780

         if to the Company to:

                           Multigraphics Inc.
                           431 Lakeview Court
                           Mt. Prospect, Illinois  60056
                           Attention: Mark Duchesne

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



         with copies to:

                           Sidley & Austin
                           Bank One Plaza
                           Chicago, Illinois  60603
                           Attention:  Jim Kaput
                           Telephone: (312) 853-7000
                           Facsimile:  (312) 853-7036

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

                  Section 9.2 RELIANCE; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, this Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

                  Section 9.3.      AMENDMENTS; NO WAIVERS.

                  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and the Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) A termination of this Agreement pursuant to Section 8.1 or an amendment of this Agreement in accordance with Section 9.3(a) shall, in order to be effective, require in the case of the Company action by its Board of Directors or the duly authorized designee of its Board of Directors.

                  (c) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  Section 9.4.      FEES AND EXPENSES.

                  (a) Except as otherwise provided in this Section 9.4, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                  (b) The Company agrees to pay Buyer a fee in immediately available funds equal to Five Hundred Thousand Dollars ($500,000) promptly, but in no event later than two business days, after the termination of this Agreement as a result of the occurrence of any of the events set forth below (a "TRIGGER EVENT"):

                           (i) (A) the Company shall have entered into, or shall
                  have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal, or (B) the Board of Directors of the Company shall have withdrawn or materially modified in a manner adverse to Buyer the Board's approval or recommendation of the Merger;

                           (ii) any person or group (as defined in Section
                  13(d)(3) of the Exchange Act) (other than Buyer, the Merger Subsidiary or any affiliate thereof) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of a majority of the outstanding Shares;

                           (iii) this Agreement shall have been terminated in
                  accordance with Section 8.1(b) and (x) the Company shall have failed to observe or perform in any material respect any of its obligations under this Agreement or (y) an Acquisition Proposal is received prior to the Effective Time and not publicly rejected by the Company's Board of Directors; or

                            (iv) in the event that a majority of the
                  stockholders of the Company do not vote in favor of the Merger at the stockholders meeting called for that purpose.

                  (c) The Buyer agrees to pay the Company an amount in immediately available funds equal to Two Million Dollars ($2,000,000) if this Agreement shall have been terminated by Buyer for any reason other than as set forth in Section 8.1. The liability of Buyer set forth in this subsection shall be the maximum and sole and exclusive liability of Buyer hereunder for any reason whatsoever.

                  (d) In addition to any amounts payable to Buyer pursuant to and at the same time as required by Section 9.4(b), the Company agrees to reimburse Buyer, up to

Five Hundred Thousand Dollars ($500,000), in immediately available funds for all costs and expenses incurred by or on behalf of Buyer in connection with the transactions contemplated by this Agreement and the Credit Agreement.

                  Section 9.5 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its affiliates.

                  Section 9.6 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

                  Section 9.7 COUNTERPARTS; EFFECTIVENESS; THIRD PARTY BENEFICIARIES. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement, except for Section 6.6, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  Section 9.8 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement constitute the entire agreement among Buyer, the Merger Subsidiary and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among Buyer, the Merger Subsidiary and the Company with respect to the subject matter hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as an instrument under seal by their respective authorized officers as of the day and year first above written.

                                            PARAGON CORPORATE HOLDINGS INC.


                                            By /s/ Edward J. Suchma
                                              ---------------------
                                                Vice President and
                                                  CFO

                                            MULTI ACQUISITION CORP.


                                            By /s/ Edward J. Suchma
                                              ---------------------
                                                 Secretary/
                                                   Treasurer


                                            MULTIGRAPHICS, INC.


                                            By /s/ Mark F. Duchesne
                                              ---------------------
                                                 President & CEO

                                     ANNEX I

                  Notwithstanding any other provision of this Agreement, Buyer shall not be required to at any time on or after the date hereof and prior to the Effective Time to consummate the Merger, if any of the following conditions exist:

                  (a) there shall be threatened, instituted or pending any action, suit, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, or before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Buyer's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Buyer and its subsidiaries, taken as a whole, or to compel Buyer or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Buyer and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Buyer or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Buyer or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Buyer or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise is reasonably likely to have a Material Adverse Effect or materially adversely affect Buyer and its subsidiaries, taken as a whole; or there shall be pending by any other Person, domestic or foreign, any action, suit or proceeding which is reasonably likely to have a Material Adverse Effect or materially adversely affect Buyer and its subsidiaries, taken as a whole; or

                  (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any court, government or governmental authority or agency, domestic or foreign, that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

                  (c) (i) there shall be initiated, threatened, instituted or pending any action, suit, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, that would reasonably be expected to materially adversely affect the Company and its Subsidiaries, taken as a whole, or (ii) except as disclosed in writing to Buyer prior to the date hereof, there has been since the Balance Sheet Date any event, occurrence or development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect; or

                  (d) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States of America (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States of America, (iii) any limitation (whether or not mandatory) by any United States governmental entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States of America which in any case is reasonably expected to have a Material Adverse Effect or to materially adversely affect Buyer's or Merger Subsidiary's ability to complete the Merger or (v) in case of any of the foregoing existing on the date of this Agreement, material acceleration or worsening thereof which in any case is reasonably expected to have a Material Adverse Effect or to materially adversely affect Buyer's or Merger Subsidiary's ability to complete the Merger;

                  (e) the Company shall have failed to perform in any material respect any of its material covenants or agreements under the Merger Agreement; or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true when made or at the Effective Time as if made at and as of such time (except as to any representation or warranty which speaks as of a specific date, which must be untrue as of such date), except where the failure to perform such covenant or the breach of such representation or warranty (i) would not have a Material Adverse Effect or (ii) are capable of being and are cured within 20 days after written notice from Buyer to the Company of such failure or breach; or

                  (f) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal or the Board of Directors of the Company shall have withdrawn or materially modified in a manner adverse to Buyer the Board's approval or recommendation of the Merger; or

                  (g) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Buyer, the Merger Subsidiary or any affiliate thereof) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of a majority of the outstanding Shares; or

                  (h) the Merger Agreement shall have been terminated in accordance with its terms.

                  The foregoing conditions are for the sole benefit of Buyer and the Merger Subsidiary and may, subject to the terms of the Agreement, be waived by Buyer or the Merger Subsidiary in whole or in part at any time and from time to time in their discretion. The failure by Buyer or the Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.